Exhibit 5.2

June 19, 2020

Perrigo Company plc

Perrigo Finance Unlimited Company

The Sharp Building

Hogan Place

Dublin 2, Ireland, D02 TY74

Ladies and Gentlemen:

We are acting as counsel to Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Parent Guarantor”), and Perrigo Finance Unlimited Company, a public unlimited company incorporated under the laws of Ireland (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s issuance and sale of $750,000,000 principal amount of its 3.150% Senior Notes due 2030 (the “Debt Securities”), to be issued under the indenture, dated as of December 2, 2014 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 3, dated as of June 19, 2020 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and (ii) the related guarantee (the “Guarantee” and, together with the Debt Securities, the “Securities”) by the Parent Guarantor of the Company’s obligations under the Debt Securities. The Securities are being purchased and sold pursuant to an Underwriting Agreement, dated June 16, 2020 (the “Underwriting Agreement”), among the Company, the Parent Guarantor and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named therein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Parent Guarantor, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and the Parent Guarantor as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	an executed copy of the Underwriting Agreement;

(b)	executed copies of the Debt Securities issued and delivered on the date hereof;

(c)	an executed copy of the Base Indenture; and

(d)	an executed copy of the Third Supplemental Indenture.

The documents referred to in items (a) through (d) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, statements, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, the Parent Guarantor and others, and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Debt Securities have been duly authenticated and delivered by the Trustee; (ii) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of formation and have the power and authority to (a)

execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the execution and delivery of the Documents by the Company and the Parent Guarantor, to the extent execution and delivery is governed by New York law), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties or the laws of the jurisdiction of formation of any such parties, and each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Parent Guarantor) enforceable against such parties in accordance with their respective terms; and (iv) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.

The Debt Securities, when duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

2.

The Guarantee, when the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute a valid and binding obligation of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to the following qualifications:

A.	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

B.

general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law;

C.

the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally; and

D.	we express no opinion as to the validity, binding effect or enforceability of any provision of any of the Documents

i.    relating to indemnification, contribution or exculpation;

ii.    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

iii.    specifying that provisions thereof may be waived only in writing;

iv.    containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

v.    related to (w) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, (x) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (y) service of process or (z) waiver of any rights to trial by jury;

vi.    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

vii.    specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

viii.    relating to payment of late charges, interests (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; or

ix.    requiring that any unearned portion of the Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity;

E.

we express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates or interest legally chargeable or collectible; and

F.

we express no opinion as to any agreement, instrument or other document (including any agreement, instrument or other document referred to, or incorporated by reference in, the Documents) other than the Documents.

The opinions expressed herein are limited to the laws of the State of New York, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K filed by the Company on the date hereof. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP